                                                                   EXHIBIT 10.27

             SEVERANCE AND SETTLEMENT AGREEMENT AND GENERAL RELEASE

1. This Severance and Settlement Agreement and General Release (the "Agreement") is entered into as of December 8,2001, by and between Bradley G. Stanius ("Executive") and Worldwide Flight Services, Inc. ("WFS"). The Executive and WFS are each referred to as a "Party" and together they are referred to as the "Parties." Executive and WFS entered into an Executive Employment Agreement, dated as of October 6,2001 (the "Employment Agreement"), and related Non-Competition and Confidentiality Agreement, dated as of October 6, 2001 (the "Non-Competition and Confidentiality Agreement").

2. Executive wishes to voluntarily resign from WFS and the Parties desire to terminate the Employment Agreement and to resolve all issues related to Executive's employment with and separation from WFS amicably and, without the expenditure of time or expense of contested litigation. The Parties also desire to resolve any other known or unknown claims as more fully set forth below. Executive's last day of employment with WFS is November 30, 2001.

3. WFS expressly denies any violation of any contract, federal, state or local statute, ordinance, rule, regulation, order, policy or other law. Neither this Agreement nor anything contained herein shall be construed to be or shall be admissible in any proceeding as evidence, or any admission by WFS, of any such violation of any contract, statute, ordinance, rule, regulation, order, policy or other law. This Agreement maybe introduced, however, in any proceeding to enforce its terms, subject to an order protecting its confidentiality.

4. In consideration of the covenants undertaken and the releases given by Executive, and as a compromise, settlement and release of any claims for wrongful termination that Executive might assert, and assuming that this Agreement is not revoked by Executive in accordance with Section 7 hereof, WFS agrees to: (a) provide Executive with 12 monthly payments of$37,083.33, each subject to necessary payroll deductions, such payments to begin with the first WFS pay cycl6 after the date hereof; (b) continue; to the extent Executive does not receive comparable benefits from a new employer, Executive's existing group life, hospitalization or disability insurance plan, health program or similar benefits through November 29, 2002 on the same terms as WFS ' s other senior executives; (c) continue to pay to maintain through November 29,2002 the monthly premiums associated with the whole life insurance policy maintained by Executive for the purpose of providing benefits on Executive's death equal to $890,000;
(d) pay Executive as soon as practicable after the date hereof the full balance of his account under the WFS defined compensation plan, including all employer contributions to the date hereof; (e) pay Executive on the date hereof for 20 accrued but unused vacation days, subject to necessary payroll deductions; (f) pay directly or reimburse Executive, up to $5,000, for annual dues of a country club membership, selected by Executive in the Dallas/Fort Worth area, incurred for a period of 12 months of the date hereof; (g) subject to the balance of this
Section 4, upon the sale of Executive's home at 1522 Byron Nelson Drive, Southlake, Texas 76092 (the "Home"), reimburse Executive an amount equal to the excess, if any, of Executive's purchase price for the Home over the sale price for the Home (in each case, less fees, commissions and expenses); (h) repurchase, subject to the receipt of documentation reasonably satisfactory to WFS, customary title documents and delivery of such vehicles in overall good working order and condition, subject to reasonable wear and tear, Executive's 2000 Oldsmobile Bravada and 1999 Buick Park Avenue, at Executive's original cost; and (i) enter into a consulting agreement substantially on the terms and conditions set forth on Exhibit A to this Agreement. The Employment Agreement shall be terminated as of November 30,2001 and be of no further force or effect thereafter. The terms of the letter addressed to Executive from WFS dated August 29,2001 shall also terminate as of November 30,2001 and be of no further force or effect.

In connection with the obligation of WFS pursuant to Section 4(g) of this Agreement, Executive: (i) agrees to permit WFS, at its cost and expense, to obtain such appraisals of the Home as WFS reasonably deems are necessary; and
(ii) grants to WFS a right of first refusal to purchase the Home at the same price and on the same terms as are contained in a bona fide written offer from any person or entity to whom or which Executive proposes to sell the Home.

Pursuant to such right of first refusal, Executive shall promptly furnish a copy of such offer to WFS. The copy of such offer shall be sent, by certified mail; return receipt requested, or overnight receipted delivery service to Worldwide Flight Services, Inc., 1001 West Euless Boulevard, Suite 320, Euless, Texas 76040, Attention: Jean-Francois Gouedard, with a copy sent by the same method to Theodore H. Latty, Esq., Hughes Hubbard & Reed LLP, 350 South Grand Avenue, Suite 3600, Los Angeles, California 90071-3442. Within 5 business days following its receipt of such offer, WFS shall either accept or reject such offer in writing. Such offer shall be deemed rejected if WFS does not accept it in writing within such period. If WFS timely accepts such offer, it shall proceed to purchase the Home at the price and on the terms set forth in the offer. If WFS fails to timely accept the offer, Executive shall be free to accept the offer and convey the Home to the offeror in accordance with the terms of the offer, provided, however, that Executive shall not convey the Home to the offeror or to any other party at a price which is less than 97% of the price contained in the offer or otherwise on terms which are materially less favorable to Executive without first reoffering the Home to WFS at such reduced price and/or modified terms in the manner set forth above.

5. Executive hereby resigns each and every position as an officer and director of WFS and any and all of its affiliates.

6. In consideration of the covenants undertaken herein by the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, provided, however, that notwithstanding anything in this Agreement to the contrary, neither Executive nor WFS release, waive, absolve or discharge any Claims (as defined below) arising out of this Agreement or the Consulting Agreement. The Parties do hereby acknowledge full and complete satisfaction and settlement of and do hereby release, absolve and discharge each other, and any parent, subsidiary and related companies or business concerns, past and present, and each of them, as well as trustees, directors, officers, agents, servants and employees, past and present, and each of them (hereinafter collectively referred to as "Releasees") from any and all claims, causes of action and liabilities of whatever kind or nature, whether known or unknown, suspected or unsuspected, direct or indirect, which the Parties now or may in the future have or at any other time had against Releasees, or any of them, arising out of or in any way connected with (a) Executive's employment with and separation from WFS; or (b) any event, act or omission, committed, omitted or occurring prior to the date hereof ("Claims"). This release includes, but is not limited to, claims arising under (i) federal, state or local laws prohibiting employment discrimination (on the basis of, for example, age, sex, race, color, national origin, religion, disability, handicap status or sexual orientation), including without limitation, the Civil Rights Acts of 1964 and 1991, the American with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act and any similar state law, rule or regulation; (ii) the Family and Medical Leave Act and any similar state law, rule or regulation; (iii) federal or state common law, including without limitation, claims for wrongful discharge, breach of express or implied contract, violation of public policy, defamation, negligent hiring, retention and/or supervision and intentional and negligent infliction of emotional distress; and (iv) any state workers compensation act and any state labor code.

7. Executive acknowledges and agrees that: (a) pursuant to this release, he is waiving and releasing rights or claims under, among other things, the Age Discrimination in Employment Act (" ADEA "); (b) rights and claims under the ADEA that may arise for events occurring after the date this release is executed are not waived; (c) he has been advised in writing to consult with an attorney prior to executing this release and he has~ in fact, reviewed the release with an attorney; ( d) he was given a period of at least twenty-one (21) days within which to consider the release, although his determination to consent to the release was made in less than 21 days; and ( e) he is knowingly and voluntarily entering into the release in exchange for consideration provided by WFS, which consideration is in addition to anything of value to which he is already entitled from WFS.

Executive further acknowledges and agrees that he may revoke this Agreement during the seven-day period following his execution of this Agreement by notifying WFS in writing at the following address: Worldwide Flight Services, Inc., 1001 West Euless Boulevard, Suite 320, Euless, Texas 76040, Attention:
Jean-Francois Gouedard, Fax no. (817) 665-3423. Executive further acknowledges and agrees that this Agreement shall not become effective or enforceable until Executive's seven-day revocation period has expired.

8. WFS agrees that except as required pursuant to lawful court order or subpoena, or as otherwise agreed to in writing with Executive, it will provide only the following information in response to requests for information regarding Executive's employment: dates of employment; titles and positions held by Executive; and compensation and benefits received by Executive.

9. The Parties agree that the Non-Competition and Confidentiality Agreement shall remain in full force and effect until November 30, 2002. Executive agrees to return on November 30, 2001, his last day of employment, all property of WFS in Executive's possession, including without limitation any and all credit cards, telephone cards, air pass cards and - computer equipment.

10. The Parties acknowledge that they are aware they may hereafter discover facts different from, or in addition to, those they now know or believe to be true with respect to the claims, causes of action and liabilities herein released, and agree that the release herein shall be and remain in all respects a complete and general release as to all matters released herein, notwithstanding any such unknown or additional facts.

11. It is the intention of the Parties that in executing this instrument that it shall be effective as a bar to each and every Claim waived herein, and the Parties consent and agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions.

12. The Parties agree that the terms of this Agreement shall remain strictly confidential and, except as required by law, lawful court order or subpoena, that neither shall disclose to any third person any of the terms of this Agreement, except that WFS may advise its appropriate corporate officers or employees and its counsel and auditors, of the terms of this Agreement and Executive may advise his counsel and members of his immediate family of the terms of this Agreement. A breach of this provision of this Agreement shall be deemed a material violation of the Agreement.

13. If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which may be given effect without the invalid provision or application. The provisions of this Agreement are severable.

14. The Parties agree that they will not assert or maintain against any Party they have released in this Agreement any claim, suit or proceeding arising out of or in connection with the matters respectively released herein.

15. The Parties represent and warrant to each other that they have not heretofore assigned or transferred or purported to assign or transfer to any person or entity any Claim, herein released. The Parties agree to indemnify and hold harmless the other against any Claim, including attorneys' fees actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment by such P arty.

16. This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, attorneys, officers, directors and shareholders. .

17. This Agreement shall be construed in accordance with, and deemed governed by, the laws of the State of New York applicable to agreements made and not to be entirely performed within such State, without regard to conflicts of laws principles.

18. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and the counterparts shall together constitute one and same agreement.

19. The Parties acknowledge that they have read this Agreement, fully understand its rights, privileges and duties under this Agreement and enter into this Agreement freely and voluntarily. The Parties further acknowledge they have had the opportunity to consult with an attorney to explain the terms of this Agreement and the consequences of signing it.

20. The Parties acknowledge and represent to each other that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains all terms and conditions pertaining to the subject matter hereof. The terms of this Agreement are contractual and not a mere recital. The Agreement may not be orally modified, amended or changed. No other promises or agreements shall be binding unless they be in writing and signed by WFS and Executive.

21. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party on the grounds that such Party drafted or caused that Party's legal representative to draft any of its provisions.

Each of the Parties has read the foregoing Severance and Settlement Agreement and General Release and accepts and agrees to the provisions contained herein and hereby executes it voluntarily and with full understanding of its consequences.

                                       EXECUTIVE

Dated: November 30, 2001                    /s/ Bradley G. Stanius
                                       ----------------------------------
                                       Bradley G. Stanius

                                       WORLDWIDE FLIGHT SERVICES, INC.

Dated: November 30, 2001               By:      /s/ James Enright
                                           ------------------------------
                                                    James Enright
                                                    Senior Vice President